UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 30, 2008

MMC ENERGY, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-51968	98-0493819
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Broadway, Suite 960 New York, NY	10004
(Address of Principal Executive Offices)	(Zip Code)

(212) 977-0900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 7, 2008, MMC Energy, Inc (“MMC”) announced that on June 30, 2008 its wholly owned subsidiaries MMC Chula Vista II and MMC Escondido II (the “Subsidiaries”) agreed to a $25.5 million loan facility with General Electric Energy Financial Services in connection with MMC’s purchase of three GE LM-6000 PC Sprint® natural gas-fired turbines from GE Energy. MMC previously announced the purchase of the first two turbines for its Chula Vista Energy Upgrade Project in January and an additional turbine for its Escondido Energy Upgrade Project in May.

The loan agreement provides for the Subsidiaries to borrow up to $25.5 million in the aggregate, provided that MMC contributes an amount of equity capital to each Subsidiary which is sufficient to cover the balance of the purchase price of the turbines, among other customary conditions to closing for loans of this type. The loans bear interest at the prime rate plus 275 basis points and are fully guaranteed by MMC. In connection with the loans, GE Energy Financial Services has the right of first refusal to provide the full project debt financing to each of the Upgrade Projects upon receipt of final permitting. The loans are due in full 150 days after the final turbine is ready to ship, and carry certain prepayment penalties if the loan is prepaid in the first 12 months or if the Upgrade Projects proceed with project financing debt other than from GE Energy Financial Services. The loan agreement also contains customary events of default and acceleration including, among others: nonpayment of principal, interest or fees; breach of covenants; breach of the representations or warranties;  payment default on, or acceleration of, other material indebtedness; bankruptcy or insolvency; material judgments entered against the Company or any of its subsidiaries; invalidity or unenforceability of the loan agreement or other documents associated with the loan agreement; and a change of control of MMC or the Subsidiaries.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information required by this Item 2.03 is included in Item 1.01 and incorporated herein by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99.1 Press Release, dated, July 7, 2008, issued by MMC Energy, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 7, 2008	MMC ENERGY, INC.

	By:	/s/ Denis Gagnon
Name: Denis Gagnon
Title: Chief Financial Officer